Exhibit 99.1

The Chefs’ Warehouse, Inc. Appoints Alan Guarino to Board of Directors

RIDGEFIELD, Conn., November 7, 2012 — The Chefs’ Warehouse, Inc. (Nasdaq: CHEF), a premier distributor of specialty food products in the United States, today announced the appointment of Alan Guarino to the Company’s board of directors, effective November 7, 2012. The Company also announced that Dean Facatselis will be stepping down from the board of directors to focus on responsibilities outside the Company and that Kevin Cox will be stepping down from the board of directors due to a new board commitment. The departures of Dean Facatselis and Kevin Cox will both be effective November 7, 2012.

Christopher Pappas, chief executive officer of The Chefs’ Warehouse, Inc., stated, “Alan Guarino is a highly respected leader with outstanding global recruiting and talent management experience. Alan’s experience in human capital management will be a tremendous asset to The Chefs’ Warehouse, Inc. as we continue to grow the company, and I would like to officially welcome him to the team.”

Mr. Guarino brings over 24 years of global recruiting and talent management experience and currently serves as a senior partner in the Board Services and CEO practice of Korn Ferry International. In 1993, Mr. Guarino launched the start-up company Cornell International that grew into a top ranked firm engaged in retained executive search and strategic human resource consulting on Wall Street and was sold to Adecco in March of 2007. Prior to that role, he served as chief operating officer of Career Directions, a regional staffing firm; as a department head in Global Securities Processing at The Bank of New York; and as a captain in the US Army. Currently, Mr. Guarino is the vice chairman of Global Financial Markets at Korn Ferry International after having served as the global sector leader of FinTech, Electronic Trading, and Transaction Services at Korn Ferry International from 2007 until April 2012.

“On behalf of the entire Chefs’ Warehouse team, I want to thank Dean and Kevin for all of their contributions to our Company in the transition to becoming a public company and wish them well,” concluded Mr. Pappas.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 16,300 products to more than 10,500 customer locations throughout the United States.

Contact:

Investor Relations:

John Austin, CFO, (718) 684-8415

Media Relations:

Ted Lowen, ICR, Inc. (646) 277-1238